Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2013 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, October 28, 2013 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the third quarter ended September 30, 2013.

Third Quarter Highlights

•	Total revenues were US$368 million, up 29% year-over-year and 9% quarter-over-quarter.

•	Brand advertising revenues were US$125 million, up 60% year-over-year and 25% quarter-over-quarter.

•	Sogou[1] revenues were US$57 million, up 53% year-over-year and 14% quarter-over-quarter.

•	Online game revenues were US$161 million, up 7% year-over-year and down 4% quarter-over-quarter.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “The third quarter of 2013 sets a strategic milestone for the Sohu Group. On September 16, we formed a partnership with Tencent whereby Tencent invested in our search subsidiary Sogou. This partnership does not only bring New Sogou to be a credible, fastest growing contender in both PC and mobile search, secures a solid top 3 market position, but also enables Sogou to bring even more users, traffic and other synergies to our various businesses and enhances the overall competitiveness of the Sohu Group. ”

Dr. Zhang added, “As for the financial performance of the third quarter, I am glad to report our total revenues were up 29% year-on-year to $368 million. Notably, brand advertising revenues grew 60% from a year ago, which is the highest growth rate since the third quarter of 2008. In particular, Sohu Video advertising revenues tripled from last year. Sogou demonstrated another quarter of healthy growth with revenues increasing 53% year-on-year. Changyou made steady progress in core gaming business and on other initiatives, and delivered financial results in line with its expectation. ”

[1]	Sogou operates the search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. The search and others business includes search and Sogou Web Directory. In the statements of operations, revenues from search and Sogou Web Directory are recorded as “Search and others” revenue, and revenues from IVAS are recorded as “Others” revenue.

Ms. Belinda Wang, Co-President and COO added, “For the third quarter, our brand advertising revenues demonstrated strong momentum, with revenues up 60% year-on-year to $125 million. Online video ad revenue contributed most to this significant growth, whereas our auto and real estate verticals as well as 17173 also showed strength.”

Mr. Xiaochuan Wang, CEO of Sogou commented, “During the past 40 days, we have been devoting a considerable amount of our efforts on the integration with Soso, which is well on track in every aspect. The New Sogou team, consisting of employees from Sogou and Soso, are very upbeat about the vast opportunities ahead. We will also be migrating Soso’s traffic, service and business over the next two months, and expect to complete the transition by the end of the year.”

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2013 were US$368 million, up 29% year-over-year and 9% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the third quarter of 2013, were US$177 million, up 56% year-over-year and 21% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2013 totaled US$125 million, up 60% year-over-year and 25% quarter-over-quarter. The year-over-year increase was mainly due to the revenue increase in online video and real estate businesses. The quarter-over-quarter increase was mainly due to the revenue increase in online video business.

Search and others revenues for the third quarter of 2013 were US$52 million, up 48% year-over-year and 13% quarter-over-quarter. This was primarily due to the continued growth of Sogou’s search and web directory businesses, driven by improved pricing.

Online game revenues for the third quarter of 2013 were US$161 million, up 7% year-over-year and down 4% quarter-over-quarter. The year-over-year increase was mainly due to the growth momentum of Wartune in the third quarter of 2013, and revenues from the new MMO game Dou Po Cang Qiong. The quarter-over-quarter decrease was mainly a result of Changyou’s decision to not release new game features in TLBB’s third quarter expansion pack that are typically popular with players, such as maps, virtual items or new gameplay, in light of the imminent release of the major expansion pack “New TLBB” in October. The decrease was partially offset by higher revenues from the launch of a new PC game, Xuan Yuan Jian 6, and higher revenues from DDTank and Wartune due to higher seasonal spending by their players in the third quarter of 2013.

Mobile revenues for the third quarter of 2013 were US$15 million, up 1% year-over-year and down 5% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 66% for the third quarter of 2013, flattish with last quarter and the third quarter of 2012.

Online advertising gross margin for the third quarter of 2013 was 49%, compared with 48% in the second quarter of 2013 and 49% in the third quarter of 2012. Non-GAAP online advertising gross margin for the third quarter of 2013 was 49%, compared with 48% in the second quarter of 2013 and 50% in the third quarter of 2012.

Both GAAP and non-GAAP gross margin for brand advertising business in the third quarter of 2013 were 49%, compared with 49% in the second quarter of 2013 and 52% in the third quarter of 2012.

Both GAAP and non-GAAP gross margin for search and others business in the third quarter of 2013 were 49%, compared with 47% in the second quarter of 2013 and 44% in the third quarter of 2012.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2013 were 87%, compared with 86% in the second quarter of 2013 and 86% in the third quarter of 2012.

Both GAAP and non-GAAP gross margin for the mobile business for the third quarter of 2013 were 44%, compared with 41% in the second quarter of 2013 and 34% in the third quarter of 2012.

Operating Expenses

For the third quarter of 2013, operating expenses totaled US$191 million, up 53% year-over-year and 19% quarter-over-quarter. Non-GAAP operating expenses were US$188 million, up 55% year-over-year and 17% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were primarily due to an increase in the number of employees and higher expenses associated with marketing and promotion activities, particularly for the mobile products of our brand advertising and online games businesses.

Operating Profit

Operating profit for the third quarter of 2013 was US$52 million, down 18% year-over-year and 19% quarter-over-quarter. Operating margin was 14% for the third quarter of 2013, compared with 19% in the previous quarter and 22% in the third quarter of 2012.

Non-GAAP operating profit for the third quarter of 2013 was US$55 million, down 18% year-over-year and 16% quarter-over-quarter. Non-GAAP operating margin was 15% for the third quarter of 2013, compared with 19% in the previous quarter and 24% in the third quarter of 2012.

Income Tax Expense

For the third quarter of 2013, both GAAP and non-GAAP income tax expenses were US$19 million.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the third quarter of 2013 was US$41 million, down 20% year-over-year and 23% quarter-over-quarter. Non-GAAP net income for the third quarter of 2013 was US$44 million, down 24% year-over-year and 19% quarter-over-quarter.

GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2013 was US$65 million, or US$1.69 fully diluted loss per share. The net loss includes Sohu.com Inc.’s proportionate share, as the controlling shareholder of Sogou, of a charge of approximately US$82 million relating to the amount of a special dividend paid by Sogou to noncontrolling preferred shareholders of Sogou on September 17, 2013. Non-GAAP net income attributable to Sohu.com Inc. for the third quarter of 2013 was US$20 million, or US$0.51 per fully diluted share, down 33% year-over-year and 12% quarter-over-quarter.

Cash Balance

As of September 30, 2013, Sohu Group had cash and cash equivalents of US$1,241 million, compared with US$834 million as of December 31, 2012.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “Sogou’s strategic partnership with Tencent will help elevate the overall competitiveness of Sohu Group in China’s internet industry. With that and taking advantage of our strong balance sheet with net cash of over $1 billion, we are able to step up investments and execute aggressive expansion.”

Other developments

On September 16, 2013, Sohu.com Inc., Sogou Inc. and Tencent Holdings Limited jointly announced the establishment of a strategic cooperation. Tencent invested a net amount of $448 million in cash in Sogou and transferred its Soso search-related businesses and certain other assets to Sogou. Using a portion of the proceeds invested by Tencent, Sogou paid to the holders of Series A Preferred Shares of Sogou a special dividend in the aggregate amount of approximately US$301 million. Of the amount, Sohu’s wholly-owned subsidiary Sohu.com (Search) Limited received approximately US$161 million. Sogou’s noncontrolling shareholders, Photon and China Web Search (HK) Limited received approximately $43 million and $97 million, respectively.

Business Outlook

For the fourth quarter of 2013, Sohu estimates:

•	Total revenues to be between US$378 million and US$390 million.

•	Brand advertising revenues to be between $120 million and $125 million; this implies a sequential decrease of 4% to flat and an annual increase of 46% to 52%.

•	Sogou revenues to be between $68 million and $70 million; this implies a sequential increase of 19% to 23% and an annual growth of 66% to 71%.

•	Online game revenues to be between US$171 million and US$176 million.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net loss to be between US$6 million and US$10 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$11 million and US$13 million, and non-GAAP fully diluted loss per share to be between US$0.30 and US$0.35.

•	Assuming no new grants of share-based awards, we estimate that compensation expenses relating to share-based awards to be around US$4 million to US$5 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the fourth quarter of 2013 under US GAAP by 12 to 14 US cents. This figure should not be used to calculate Sohu’s projected GAAP fully diluted earnings per share, as there are other factors impacting such a calculation, for which no reconciliation is provided.

Non-GAAP Disclosure

Sohu discloses its non-GAAP operating results by excluding income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, as well as the dividend and deemed dividend to non-controlling preferred shareholders.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts, as well as the dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and the dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and the dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and the dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flow at the equity transaction level, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and the dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and the dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future, and the dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into any equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and 7Road does not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

On May 1, 2013, Changyou entered into an agreement to acquire all of the ordinary shares of 7Road held by the non-controlling shareholders. The acquisition was completed on June 5, 2013. Under ASC 810-10, changes in a parent’s ownership interest while the parent retains control of its subsidiary are accounted for as equity transactions, and do not impact net income or comprehensive income in the consolidated financial statements. Following the closing of the acquisition, US$2.4 million, representing the excess of the amount of the mezzanine-classified non-controlling interests in 7Road over the purchase price as of the closing date, was recorded in Changyou’s equity accounts.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and mobile services (most mobile revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, October 28, 2013 (8:30 p.m. Beijing / Hong Kong time, October 28, 2013) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on October 28 through 11:59 a.m. Eastern Time on November 5, 2013. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	82163269

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information services on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Sep. 30, 2013	Jun. 30, 2013	Sep. 30, 2012
Revenues:
Online advertising
Brand advertising	$124,780	$100,191	$77,874
Search and others	52,305	46,171	35,284

Subtotal	177,085	146,362	113,158

Online games	161,494	168,295	150,263
Mobile	14,524	15,313	14,312
Others	15,220	8,934	7,645

Total revenues	368,323	338,904	285,378

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $66, $67 and $150, respectively)	63,780	51,556	37,476
Search and others (includes stock-based compensation expense of $24, $3 and $21, respectively)	26,785	24,498	19,736

Subtotal	90,565	76,054	57,212

Online games (includes stock-based compensation expense of $38, $28 and $61, respectively)	21,750	22,981	20,753
Mobile (includes stock-based compensation expense of $0, $0, and $0, respectively)	8,108	8,963	9,474
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	5,067	5,647	9,310

Total cost of revenues	125,490	113,645	96,749

Gross profit	242,833	225,259	188,629

Operating expenses:
Product development (includes stock-based compensation expense of $912, $408 and $1,316, respectively)	70,551	63,361	46,994
Sales and marketing (includes stock-based compensation expense of $359, $201 and $582, respectively)	90,728	71,678	58,250
General and administrative (includes stock-based compensation expense of $1,799, $532 and $1,713, respectively)	29,365	25,772	19,666

Total operating expenses	190,644	160,811	124,910

Operating profit	52,189	64,448	63,719
Other income/(expense)	1,533	1,532	(111)
Interest income	7,595	5,498	5,974
Exchange difference	(1,305)	(1,984)	667

Income before income tax expense	60,012	69,494	70,249

Income tax expense	18,923	16,251	18,727

Net Income	41,089	53,243	51,522

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	—	7,112	4,495
Net income attributable to the noncontrolling interest shareholders	22,855	24,505	21,146
Dividend to non-controlling Sogou series A preferred shareholders (a)	82,423	—	—

Net income (loss) attributable to Sohu.com Inc.	(64,189)	21,626	25,881

Basic net income (loss) per share attributable to Sohu.com Inc.	$(1.68)	$0.57	$0.68

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,288	38,259	38,022

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(1.69)	$0.56	$0.63

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,522	38,492	38,344

Note:

(a)	On September 17, 2013, Sogou paid a special dividend to the three holders of Series A Preferred Shares of Sogou in an aggregate amount of $301 million, of which Sohu received $161 million, Photon received $43 million, and China Web received $97 million. The portion of the special dividend paid to noncontrolling Sogou series A Preferred Shareholders (Photon and China Web) proportionately contributed by Sohu (as the controlling shareholder of Sogou), consisting of $82.4 million out of the US$140 million paid to Photon and China Web, was charged to Retained Earnings, and subtracted from the Net income attributable to Sohu.com Inc. in the calculation of EPS, causing GAAP fully diluted EPS to decrease by US$2.14.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2013	As of Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,240,842	$833,535
Restricted time deposits	314,836	116,140
Short term investments	24,369	54,901
Investment in debt securities	81,327	79,548
Accounts receivable, net	153,284	98,398
Prepaid and other current assets	95,501	49,256

Total current assets	1,910,159	1,231,778

Fixed assets, net	546,228	178,951
Goodwill	164,461	159,215
Intangible assets, net	81,255	70,054
Restricted time deposits	60,151	130,699
Prepaid non-current assets	9,844	291,643
Other assets	16,249	13,792

Total assets	$2,788,347	$2,076,132

LIABILITIES
Current liabilities:
Accounts payable	$96,171	$61,429
Accrued liabilities	209,463	117,029
Receipts in advance and deferred revenue	112,805	89,687
Accrued salary and benefits	76,108	61,722
Taxes payable	56,672	33,897
Deferred tax liability	16,806	11,878
Short-term bank loans	354,002	113,000
Other short-term liabilities	63,298	63,352
Contingent consideration	—	76

Total current liabilities	$985,325	$552,070

Long-term accounts payable	7,333	12,684
Long-term bank loans	—	126,353
Deferred tax liabilities	7,350	7,998
Contingent consideration	—	—
Total long-term liabilities	$14,683	$147,035

Total liabilities	$1,000,008	$699,105

MEZZANINE EQUITY	—	61,810

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,306,514	1,084,223
Noncontrolling Interest	481,825	230,994

Total shareholders’ equity	$1,788,339	$1,315,217

Total liabilities, mezzanine equity and shareholders’ equity	$2,788,347	$2,076,132

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Sep. 30, 2013				Three Months Ended Jun. 30, 2013				Three Months Ended Sep. 30, 2012
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		66	(a)			67	(a)			150	(a)

Brand advertising gross profit	$61,000	$66		$61,066	$48,635	$67		$48,702	$40,398	$150		$40,548

Brand advertising gross margin	49%			49%	49%			49%	52%			52%

		24	(a)			3	(a)			21	(a)

Search and others gross profit	$25,520	$24		$25,544	$21,673	$3		$21,676	$15,548	$21		$15,569

Search and others gross margin	49%			49%	47%			47%	44%			44%

		90	(a)			70	(a)			171	(a)

Online advertising gross profit	$86,520	$90		$86,610	$70,308	$70		$70,378	$55,946	$171		$56,117

Online advertising gross margin	49%			49%	48%			48%	49%			50%

		38	(a)			28	(a)			61	(a)

Online games gross profit (f)	$139,744	$38		$139,782	$145,314	$28		$145,342	$129,510	$61		$129,571

Online games gross margin	87%			87%	86%			86%	86%			86%

Mobile gross profit	$6,416	$—		$6,416	$6,350	$—		$6,350	$4,838	$—		$4,838

Mobile gross margin	44%			44%	41%			41%	34%			34%

Others gross profit (f)	$10,153	$—		$10,153	$3,287	$—		$3,287	$(1,665)	$—		$(1,665)

Others gross margin	67%			67%	37%			37%	-22%			-22%

		128	(a)			98	(a)			232	(a)

Gross profit	$242,833	$128		$242,961	$225,259	$98		$225,357	$188,629	$232		$188,861

Gross margin	66%			66%	66%			66%	66%			66%

		3,198	(a)			1,239	(a)			3,843	(a)

Operating profit	$52,189	$3,198		$55,387	$64,448	$1,239		$65,687	$63,719	$3,843		$67,562

Operating margin	14%			15%	19%			19%	22%			24%

										3,843	(a)
										973	(b)
		3,198	(a)			1,239	(a)			2,195	(c)

Net income before Non-Controlling Interest	$41,089	$3,198		$44,287	$53,243	$1,239		$54,482	$51,522	$7,011		$58,533

										3,043	(a)
		2,440	(a)							973	(b)
		82,423	(d)			998	(a)			1,471	(c)

Net income (loss) attributable to Sohu.com Inc. for diluted net income (loss) per share (e)	$(65,021)	$84,864		$19,843	$21,503	$998		$22,501	$24,015	$5,487		$29,502

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(1.69)			$0.51	$0.56			$0.58	$0.63			$0.77

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,522			38,559	38,492			38,540	38,344			38,480

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(c)	To adjust income/expense from the adjustment of contingent consideration previously recorded for acquisitions.
(d)	Deemed dividend to noncontrolling Sogou series A preferred shareholders.
(e)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(f)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.